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                                                             EXHIBIT 99 (15)

                                                         Draft: l2 February 200l



                         Paribas Affaires Industrielles


To: Schlumberger Investments (Schlumberger)

and Lehman Brothers Europe Limited (Lehman Brothers)


                                                                12 February 2001


Dear Sirs

We understand that Schlumberger intends to make an offer to acquire all the issued and to be issued ordinary share capital of Sema plc (Sema), other than that already owned by Schlumberger and its associates (as defined in s430E Companies Act 1985) of 560pence in cash per Sema share and otherwise substantially on the terms of the attached draft press announcement (the Press Announcement). This letter sets out the terms and conditions on which Paribas Affaires Industrielles (PAI) will accept the Offer (as defined in paragraph 7 of this undertaking) when it is made. PAI is the private equity division of BNP Paribas. All commitments and declarations in this letter are made by PAI and do not constitute any commitment or declaration by any other division or business unit of BNP Paribas (or any subsidiary or affiliate of BNP Paribas).



Shareholdings

1.    PAI represents and warrants to Schlumberger that:

(a) it is the registered holder of (or otherwise controls) 31,113,792 ordinary shares of l0p each in the capital of Sema (the Sema Shares) and that it holds these free of any lien, charge, option, equity or encumbrance;

(b)   PAI is not interested in any other securities of Sema;

(c) PAI does not have any rights to subscribe for, purchase or otherwise acquire any securities of Sema; and

(d) PAI has full power and authority to enter into this undertaking, to perform the obligations under it and to accept the Offer in respect of the Sema Shares.

Dealings

2. PAI undertakes to Schlumberger that before the Offer closes, lapses or is withdrawn, it shall not:

(a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any Sema Shares or any Beneficial Shares or any other shares or securities in
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      Sema issued or unconditionally allotted to it or otherwise acquired by it before then (Further Sema Shares) other than pursuant to its acceptance of the Offer;

(b) accept any other offer in respect of the shares or securities referred to in paragraph 2(a);

(c) (other than pursuant to the Offer) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

        (i) to do any of the acts referred to in paragraphs 2(a) or 2(b);

       (ii) in relation to, or operating by reference to, the Sema Shares, the Beneficial Shares or any Further Sema Shares; or

      (iii) which, in relation to the Sema Shares, the Beneficial Shares or any Further Sema Shares, would or might restrict or impede it or any other person accepting the Offer,

      and for the avoidance of doubt, references in this paragraph 2(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer closes or lapses or if this undertaking ceases to be binding or following any other event; or

(d) purchase, sell or otherwise deal in any shares or other securities of Sema or Schlumberger or any interest therein (including any derivatives referenced to such securities).

Undertaking to accept the Offer

3.    PAI undertakes to Schlumberger that:

(a) it shall accept (or procure acceptances of) the Offer in respect of the Sema Shares in accordance with the procedure for acceptance set out in the formal document containing the Offer (the Offer Document) not later than 17 days after Schlumberger posts the Offer Document to Sema shareholders or, if there is a Higher Competing Offer (as defined in paragraph 10.1), within the time period referred to in paragraph 10.1 provided that PAI shall not be obliged to accept the Offer unless there is a Higher Revised Offer (as defined in paragraph 10.2);

(b) it shall accept the Offer in respect of any Further Sema Shares in accordance with the procedure for acceptance set out in the Offer Document not later than five days after the date PAI becomes the registered holder of the Further Sema Shares;

(c) notwithstanding any right to withdraw an acceptance of the Offer pursuant to, and in accordance with, the terms of the Offer as set out in the Offer
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      Document, or as otherwise permitted by the City Code on Takeovers and
      Mergers (the Code), the Financial Services Authority or any other legal or regulatory requirement or body, it shall not withdraw any acceptances of the Offer and will cause the registered holder of any Beneficial Shares not to do so; and

(d) Schlumberger shall acquire the Sema Shares and any Further Sema Shares free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking.

Voting Rights

4.1 From the time Schlumberger announces the Offer to the time the Offer becomes wholly unconditional, lapses or is withdrawn:

(a) PAI shall exercise the votes attaching to its Sema Shares and any Further Sema Shares on a Relevant Resolution (as defined in paragraph 4.3) only in accordance with Schlumberger' s directions;

(b) PAI shall exercise the rights attaching to its Sema Shares and any Further Sema Shares to requisition or join in requisitioning any general or class meeting of Sema for the purposes of considering a Relevant Resolution and to require Sema pursuant to section 376 Companies Act 1985 to give notice of such a resolution only in accordance with Schlumberger's directions; and

(c) PAI shall cause the registered holder of any Beneficial Shares to comply with paragraph 4.1(a) and 4.1(b).

4.2 For the purpose of voting on a Relevant Resolution, PAI shall execute any form of proxy required by Schlumberger appointing any person nominated by Schlumberger to attend and vote at the relevant general meeting of Sema.

4.3 A Relevant Resolution means:

(a) a resolution (whether or not amended) proposed at a general or class meeting of Sema, or at an adjourned meeting, the passing of which is necessary to implement the Offer or which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way;

(b) a resolution to adjourn a general or class meeting of Sema whose business includes the consideration of a resolution falling within paragraph 4.3(a); and

(c) a resolution to amend a resolution falling within paragraph 4.3(a) or paragraph 4.3(b).
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Documentation

5.1   PAI consents to:

(a) the inclusion of references to it and this undertaking in the Press Announcement;

(b) particulars of this undertaking and PAI's holdings of, and dealings in, relevant securities of Sema being included in the Offer Document and any other related or ancillary document as required by the Code and other applicable laws or regulations; and

(C) this undertaking being available for inspection until the end of the offer period (as defined in the Code) or as otherwise required by any applicable laws or regulations.

5.2 PAI shall promptly, and in any event within 48 hours of signature of this deed, give you all information and any assistance as you may reasonably require for the preparation of the Offer Document and all related and ancillary documents in order to comply with the requirements of the Code, the Financial Services Authority and the London Stock Exchange and any other legal or regulatory requirement or body. PAI shall promptly notify you in writing of any material change in the accuracy or impact of any information previously given to you.

Secrecy

6. PAI shall keep secret the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Press Announcement is released subject to any legal or regulatory requirement; provided that it may disclose the same to Sema and its advisers. The obligations in this paragraph shall survive termination of this undertaking.

Interpretation

7. In this undertaking the Offer means the offer to be made by or on behalf of Schlumberger to acquire all the issued and to be issued ordinary share capital of Sema, other than that already owned by Schlumberger and its associates (as defined in section 430E Companies Act 1985), substantially on the terms of the Press Announcement or on such other terms as may be agreed between Schlumberger and Sema (provided that such other terms provide for consideration of not less than 560 pence in cash per Sema Share and are, in the opinion of Lehman Brothers, no less favourable to acceptors than the terms set out in the Press Announcement), or as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the Panel), the Financial Services Authority or the London Stock Exchange. A reference in this undertaking to the Offer also includes any new, increased, renewed or revised offer made by or on behalf of Schlumberger to acquire shares in Sema, provided that the terms of such offer provide for consideration of not less than 560 pence in cash per Sema share and are, in the opinion of Lehman Brothers, no less favourable to acceptors than the terms set out in the Press Announcement.
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Time of the Essence

8. Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

The Offer

9.1 PAL has entered into this deed in consideration of Schlumberger's agreement, subject to paragraph 9.2, to the recommendation of the Offer by the board of directors of Sema and to the release of the Press Announcement in substantially the form attached (or in such other form as may be agreed between Schlumberger and Sema or as may be required to comply with the requirements of the Panel, the Financial Services Authority or the London Stock Exchange or any other legal or regulatory body) by not later than close of business (London time) on Monday 12 February 2001 (or such later date as Schlumberger and Sema may agree, to make the Offer). The release of the Press Announcement is at Schlumberger's absolute discretion and, in particular, Schlumberger reserves the right not to release the Press Announcement unless the board of directors of Sema agrees to recommend the Offer.

9.2   If after Schlumberger releases the Press Announcement either:

(a)   the Panel consents to Schlumberger not making the Offer;

(b) an event occurs which means that Schlumberger is no longer required by the Code to proceed with the Offer; or

(c) Schlumberger becomes aware that any condition of the Offer as set out in the Press Announcement has or may become incapable of being fulfilled,

Schlumberger shall not be obliged to make the Offer.

9.3 This undertaking shall lapse if:

(a) the Press Announcement is not released by close of business (London time) on Monday 12 February 2001 (or such later date as Schlumberger and Sema may agree);

(b)   the Offer is not made in the circumstances referred to in paragraph 9.2;
      or

(c)   the Offer lapses or is withdrawn.

If this undertaking lapses or if Schlumberger's obligation to make the Offer does not become unconditional, PAl shall have no claim against Schlumberger.

Higher Offer

10.1 The obligations in paragraph 3 shall be suspended if a person other than Schlumberger or a subsidiary of Schlumberger or any person acting in concert with Schlumberger announces a firm intention to make an offer (in accordance with
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Rule 2.5 of the Code) to acquire all the equity share capital of Sema, other than that already owned by the person making such offer (or persons acting in concert with it), on or before 11.59 p.m. on the date which falls 17 days after Schlumberger's offer document is posted provided that the value (Higher Competing Offer Value) of the consideration represents in the reasonable opinion of Lehman Brothers and NM Rothschild & Sons in excess of 600 pence per Sema share as at the close of business on the last business day prior to the date on which such firm intention to make an offer is announced (a Higher Competing Offer). A person will be deemed to have announced an offer when a copy of the announcement required by Rule 2.5 of the Code is received (whether by fax or otherwise) by the Panel on Takeovers and Mergers.

10.2 If, on or before 11.59 p.m. on the fourteenth day after a Higher Competing Offer is announced, Schlumberger or a subsidiary of Schlumberger announces a revision of the Offer such that the consideration under the Offer is wholly in cash and represents, in the reasonable opinion of Lehman Brothers and NM Rothschild & Sons, an improvement over the Higher Competing Offer Value (a Higher Revised Offer), then the suspension of the obligations in paragraph 3 shall come to an end. Paragraph 3 shall then be construed as if it made provision for delivery of acceptances of the Higher Revised Offer in respect of the Sema shares in accordance with the procedure for acceptance set out in the offer document for the Higher Revised Offer not later than five days after the announcement of the Higher Revised Offer. During the period of the suspension PAI shall not accept the Higher Competing Offer.

Confirmation

11. PAI confirms that in signing this letter it is not a customer of Lehman Brothers for the purposes of the Rules of The Securities and Futures Authority and that Lehman Brothers does not owe PAI any of the duties which it owes to its customers. PAI confirms that it has been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

Specific Performance

12. PAI agrees that, if it fails to accept the Offer in accordance with this undertaking or PAI breaches any of its obligations, damages would not be an adequate remedy and accordingly Schlumberger shall be entitled to the remedy of specific performance.

Governing Law

13.1 This undertaking shall be governed by and construed in accordance with English law and PAI submits to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

13.2 PAI shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this undertaking. Such agent shall be BNP Paribas UK Limited at its registered office from time to time and any writ, judgement or other notice of legal process shall be
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sufficiently served on PAI if delivered to such agent at its address, for the time being. PAI irrevocably undertakes not to revoke the authority of the above agent and, if for any reason, Schlumberger requests PAI to do so it shall promptly appoint another such agent with an address in England and advise Schlumberger. If following such a request PAI fails to appoint another agent, Schlumberger shall be entitled to appoint one on PAI's behalf.
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SIGNED as a DEED and DELIVERED                   )
on behalf of PARIBAS AFFAIRES                    )
INDUSTRIELLES, a division of                     )
BNP PARIBAS, a company incorporated in France,   )
by HERVE COUFFIN                                 )    /s/ Herve Couffin
being a person who, in accordance with the       )
laws of that territory, is acting under the      )
authority of the Company                         )